Exhibit 99.1

First Western Reports Second Quarter 2020 Financial Results

Second Quarter 2020 Summary

•	Net income available to common shareholders of $8.7 million in Q2 2020, compared to $1.3 million in Q1 2020 and $1.4 million in Q2 2019
•	Diluted EPS of $1.10 in Q2 2020, compared to $0.17 in Q1 2020 and $0.18 in Q2 2019
●	Gross revenue(1) of $26.2 million in Q2 2020, compared to $16.7 million in Q1 2020 and $16.5 million in Q2 2019
●	Net interest margin remained relatively flat at 3.10% in Q2 2020, compared with 3.14% in Q1 2020 and 3.10% Q2 2019
●	Total assets of $1.81 billion, up 33.7% from Q1 2020 and 52.1% from Q2 2019
●	Total deposits of $1.41 billion, up 19.4% from Q1 2020 and 40.0% from Q2 2019
●	Gross loans of $1.42 billion, up 36.3% from Q1 2020 and 51.4% from Q2 2019
●	$204.6 million in Paycheck Protection Program (“PPP”) Loans, including $12.9 million in acquired PPP loans
●	Branch purchase and assumption agreement completed that expands First Western’s presence in Denver market; acquired $123.3 million in loans and $65.2 million in deposits as of June 30, 2020

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Denver, Colo., July 23, 2020 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the second quarter ended June 30, 2020.

Net income available to common shareholders was $8.7 million, or $1.10 per diluted share, for the second quarter of 2020. This compares to $1.3 million, or $0.17 per diluted share, for the first quarter of 2020, and $1.4 million, or $0.18 per diluted share, for the second quarter of 2019.

Scott C. Wylie, CEO of First Western, commented, “Our second quarter performance – which represents a record level of net income and earnings per share for the Company – reflects our inherent advantages in managing through the impact of the COVID-19 pandemic. Given our conservatively underwritten loan portfolio with minimal exposure to the industries most impacted by the crisis, we have seen generally stable asset quality and a relatively low level of projected losses. In addition to tightening credit underwriting and pricing, we have increased our loan level reviews and portfolio monitoring. We have also benefited from the strong demand for mortgage refinancing, which resulted in the highest level of residential mortgage originations and gain on mortgages sold income in our history. In addition, we were able to significantly reduce our cost of deposits, which helped us to maintain a relatively stable net interest margin despite a decline in earning asset yields due to the drop in prevailing interest rates and low contractual rates on PPP loans.

In the second quarter, we posted strong organic growth while also producing a high level of PPP loans and closing early on a branch acquisition, with four locations in metro Denver, all while working remotely. Net loans, excluding PPP and acquired loans, grew 26.4% and net deposits, excluding PPP and acquired deposits, grew 34.2% annualized over the prior quarter.

We have continued to actively support our communities through the origination of PPP loans. Through June 30, we had $204.6 million in loans funded for both existing and new clients through the PPP. Our productivity in the PPP program has helped drive substantial growth in both loans and deposits, accelerating our efforts to gain scale and realize improved operating efficiencies.

In May, we completed our branch purchase and assumption agreement ahead of schedule, which provided substantial economic benefits to the Company. The integration of our new associates and clients has gone very smoothly as both loan and deposit balances have grown from closing to June 30, 2020, and we continue to expect this transaction to be significantly accretive to future earnings.

While the ongoing pandemic creates a great deal of uncertainty, we believe we are well positioned to see a continuation of our strong performance in the second half of the year. Mortgage demand remains robust, we have a healthy pipeline of quality lending opportunities outside of PPP, and we expect to begin realizing the synergies from the branch acquisition. We believe this combination will result in a strong level of earnings, further increases in our tangible book value per share, and additional value being created for our shareholders,” said Mr. Wylie.

	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2020	2020	2019
Earnings Summary
Net interest income	$10,796	$8,931	$7,960
Less: provision for (recovery of) loan losses	2,124	367	(78)
Total non-interest income	15,427	7,767	8,586
Total non-interest expense(1)	12,644	14,647	14,659
Income before income taxes	11,455	1,684	1,965
Income tax expense	2,759	350	561
Net income available to common shareholders	8,696	1,334	1,404
Adjusted net income available to common shareholders(2)	8,941	1,772	2,586
Basic earnings per common share	1.10	0.17	0.18
Adjusted basic earnings per common share(2)	1.13	0.23	0.33
Diluted earnings per common share	1.10	0.17	0.18
Adjusted diluted earnings per common share(2)	$1.13	$0.22	$0.33

Return on average assets (annualized)	2.25%	0.43%	0.50%
Adjusted return on average assets (annualized)(2)	2.32	0.57	0.91
Return on average shareholders' equity (annualized)	25.44	4.09	4.61
Adjusted return on average shareholders' equity (annualized)(2)	26.16	5.43	8.50
Return on tangible common equity (annualized)(2)	31.02	5.03	5.68
Adjusted return on tangible common equity (annualized)(2)	31.89	6.69	10.51
Net interest margin	3.10	3.14	3.10
Efficiency ratio(2)	48.07%	84.39%	78.24%

(1) Includes non-recurring acquisition related expenses of $0.3 million for the three months ended June 30, 2020, non-operating loss on intangibles held for sale of $0.6 million for the three months ended March 31, 2020 and non-operating goodwill impairment charge of $1.6 million for the three months ended June 30, 2019.

(2) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Second Quarter 2020

Revenue

Gross revenue (1) was $26.2 million for the second quarter of 2020, compared to $16.7 million for the first quarter of 2020. The increase in revenue was driven by a $7.7 million increase in non-interest income, primarily due to higher mortgage segment activity, as well as a $1.9 million increase in net interest income.

Relative to the second quarter of 2019, gross revenue increased $9.7 million from $16.5 million. The increase was due to growth in net interest income and net gain on mortgage loans resulting from increased mortgage activity.

(1)	Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Net Interest Income

Net interest income for the second quarter of 2020 was $10.8 million, an increase of 20.9% from $8.9 million in the first quarter of 2020. The increase in net interest income was driven by three primary factors: $0.7 million related to the branch acquisition, $0.6 million from PPP loans and $0.6 million from higher average loan balances attributed to organic growth as well as a stable net interest margin.

Relative to the second quarter of 2019, net interest income increased 35.6% from $8.0 million. The year-over-year increase in net interest income was due primarily to growth in average loans including the impact of PPP loans and the branch acquisition.

We expect net income related to the PPP program to result in $2.4 million of additional interest income related to the fees from the Small Business Administration for participation in PPP less the loan origination fees on these loans. The current amortization of this income is being recognized over a two-year period, however we expect much of that income to be recognized in the second half of 2020 as the borrowers are granted forgiveness.

Net Interest Margin

Net interest margin for the second quarter of 2020 decreased slightly to 3.10% from 3.14% in the first quarter of 2020. The decrease was primarily driven by a 46 basis point decline in the yield on earning assets, which was partially offset by a 48 basis point decline in the cost of deposits. On a net basis, the impact of the PPP program resulted in the second quarter net interest margin decreasing by approximately 12 basis points.

Relative to the second quarter of 2019, the net interest margin was unchanged from 3.10%.

Non-interest Income

Non-interest income for the second quarter of 2020 was $15.4 million, an increase of 98.6% from $7.8 million in the first quarter of 2020. The increase was attributable to an increase in net gain on mortgage loans as a result of record volume of mortgages locked and originated in the quarter. We originated $344.3 million of mortgage loans for sale during the quarter compared to $196.9 million the previous quarter, an increase of $147.4 million.

Relative to the second quarter of 2019, non-interest income increased 79.7% from $8.6 million. The increase was primarily attributable to higher net gains on mortgage loans as a result of a higher volume of mortgages and improving margins.

Non-interest Expense

Non-interest expense for the second quarter of 2020 was $12.6 million, a decrease of 13.7% from $14.6 million for the first quarter of 2020. The decrease was primarily attributable to lower salaries and benefits expense resulting from $2.9 million in loan origination expenses related to PPP loans that were deferred in the period and will be amortized through net interest income over the expected 24-month life of the loans, if not earlier, as the borrowers are granted forgiveness. This was offset by $0.3 million of acquisition related expenses incurred during the second quarter of 2020 as well as an increase in incentive compensation accruals correlating with the increase in revenues and earnings.

Non-interest expense decreased 13.7% from $14.7 million in the second quarter of 2019. The decrease was primarily due to lower salaries and employee benefits expense resulting from the capitalization of the PPP loan origination expenses. Non-interest expense in the second quarter of 2019 included a $1.6 million goodwill impairment charge.

Including the impacts of PPP, mortgage earnings, and the acquisition related costs, the Company’s efficiency ratio was 48.1% in the second quarter of 2020, compared with 84.4% in the first quarter of 2020 and 78.2% in the second quarter of 2019.

The impact of the non-operating costs are as follows:

	Three Months Ending
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share data)	2020	2020	2019
Adjusted Net Income Available to Common Shareholders(1)
Net income available to common shareholders	$8,696	$1,334	$1,404
Plus: acquisition related expenses related to branch acquisition	323	—	—
Plus: loss on intangibles held for sale	—	553	—
Plus: goodwill impairment	—	—	1,572
Less: income tax impact	78	115	390
Adjusted Net Income Available to Common Shareholders(1)	$8,941	$1,772	$2,586

Adjusted Diluted Earnings Per Share(1)
Diluted Earnings per share	$1.10	$0.17	$0.18
Plus: acquisition related expenses net of income tax impact:	0.03	—	—
Plus: loss on intangibles held for sale net of income tax impact	—	0.05	—
Plus: goodwill impairment net of income tax impact	—	—	0.15
Adjusted Diluted Earnings Per Share(1)	$1.13	$0.22	$0.33
(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Income Taxes

The Company recorded income tax expense of $2.8 million for the second quarter of 2020, representing an effective tax rate of 24.1%, compared to 20.8% for the first quarter of 2020. The increase in effective tax rate in the second quarter of 2020 was primarily attributable to increased earnings.

Loan Portfolio

Total loans including mortgage loans held for sale were $1.49 billion at June 30, 2020, an increase of $387.2 million from the end of the prior quarter, and an increase of $519.5 million from June 30, 2019. The increase in total loans was attributable to $191.7 million added through PPP loan originations and $123.8 million in period end balances which were added through the branch acquisition, including PPP loans acquired, with the remaining $71.7 million increase being attributable to organic growth.

Prior to the completion of the branch acquisition, our internal credit department and management reviewed large loans as well as loans that were modified due to the impact from the COVID-19 pandemic. As a result of this increased degree of review, the Bank purchased only performing loans that we believe to be of high quality as of the closing of the acquisition. No loans purchased were designated as purchase credit impaired.

Total loans held for investment, was $1.42 billion at June 30, 2020, an increase of 36.6% from $1.04 billion at March 31, 2020, and an increase of 51.8% from $938.0 million at June 30, 2019. The increase in total loans held for investment from March 31, 2020 was primarily due to growth in the commercial and industrial, commercial real estate, and construction portfolios along with an increase in the cash, securities and other portfolio driven by the PPP loans.

Deposits

Total deposits were $1.41 billion at June 30, 2020, compared to $1.18 billion at March 31, 2020, and $1.01 billion at June 30, 2019. The increase in total deposits from March 31, 2020 was attributable to $65.2 million added through the branch acquisition, $62.4 million inflows related to funding the PPP loans, with the remaining $100.9 million increase being attributable to organic growth.

Average total deposits for the second quarter of 2020 increased $342.0 million, or 35.4%, from the second quarter of 2019.

Borrowings

Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were $222.3 million at June 30, 2020, compared to $10.0 million at March 31, 2020 an increase of $212.3 million from the end of the prior quarter. The increase is attributable to participation in the Paycheck Protection Program Loan Facility from the Federal Reserve during the quarter in the amount of $204.3 million. Borrowing from this facility is expected to match fund the balances of the PPP loans. The remaining $8.0 million increase was a result of additional advances from FHLB.

Assets Under Management

Total assets under management increased by $115.9 million during the second quarter to $5.75 billion at June 30, 2020, compared to $5.64 billion at March 31, 2020, and $5.97 billion at June 30, 2019. The increase was primarily attributable to customer contributions to existing accounts and improving market conditions.

Credit Quality

Non-performing assets totaled $12.1 million, or 0.67% of total assets, at June 30, 2020, compared with $11.1 million, or 0.82% of total assets, at March 31, 2020.

As a result of the COVID-19 pandemic, a loan modification program was designed and implemented to assist our clients experiencing financial stress resulting from the economic impacts caused by the global pandemic. The Company offered loan extensions, temporary payment moratoriums, and financial covenant waivers for commercial and consumer borrowers impacted by the pandemic who had a pass risk rating and had not been delinquent over 30 days on payments in the last two years.

At June 30, 2020, the Company had entered into loan modification agreements on ninety-eight loans across multiple industries in the amount of $176.9 million. Most of the temporary payment moratoriums are for a period of 180 days or less and the Company is recognizing interest income on these loans. At June 30, 2020, accrued interest increased $2.4 million as a result of payment moratoriums related to loan modifications. The Company continues to meet regularly with clients who could be more highly impacted by the COVID-19 pandemic. The Company receives and reviews current financial data and cash flow forecasts from borrowers with loan modification agreements.

The Company recorded a provision for loan losses of $2.1 million in the second quarter of 2020, primarily based on the additional variability surrounding the loan modifications made during the quarter and increased economic uncertainty. The Company has increased loan level reviews and portfolio monitoring to address the changing environment.

Capital

At June 30, 2020, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. At June 30, 2020, the Bank was classified as “well capitalized,” as summarized in the following table:

June 30,
2020
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.67%
Common Equity Tier 1 (CET1) to risk-weighted assets	9.67
Total capital to risk-weighted assets	11.84
Tier 1 capital to average assets	8.30

Bank Capital
Tier 1 capital to risk-weighted assets	10.12
Common Equity Tier 1 (CET1) to risk-weighted assets	10.12
Total capital to risk-weighted assets	11.05
Tier 1 capital to average assets	8.63%

Tangible book value per common share(1) increased 14.1% from $12.38 at June 30, 2019 to $14.13 at June 30, 2020, and was up 5.5% from $13.39 at March 31, 2020.

During the second quarter of 2020, the Company did not repurchase any shares of its common stock under its stock repurchase program. The Company does not currently anticipate repurchasing shares while its capital can be used to support its clients and communities through the duration of the COVID-19 pandemic.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, July 24, 2020. The call can be accessed via telephone at 877-405-1628; passcode 8691738. A recorded replay will be accessible through July 31, 2020 by dialing 855-859-2056; passcode 8691738.

A slide presentation relating to the second quarter 2020 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” and “Gross Revenue,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Earnings Per Share,” “Adjusted Diluted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the COVID-19 pandemic and its effects; integration risks in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 12, 2020 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ending
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2020	2020	2019
Interest and dividend income:
Loans, including fees	$12,202	$11,002	$10,600
Investment securities	224	295	331
Federal funds sold and other	44	215	243
Total interest and dividend income	12,470	11,512	11,174

Interest expense:
Deposits	1,319	2,393	2,995
Other borrowed funds	355	188	219
Total interest expense	1,674	2,581	3,214
Net interest income	10,796	8,931	7,960
Less: provision for (recovery of) loan losses	2,124	367	(78)
Net interest income, after provision for (recovery of) loan losses	8,672	8,564	8,038

Non-interest income:
Trust and investment management fees	4,609	4,731	4,693
Net gain on mortgage loans	10,173	2,481	3,262
Bank fees	221	368	341
Risk management and insurance fees	333	96	194
Income on company-owned life insurance	91	91	96
Total non-interest income	15,427	7,767	8,586
Total income before non-interest expense	24,099	16,331	16,624

Non-interest expense:
Salaries and employee benefits	6,690	8,482	7,699
Occupancy and equipment	1,515	1,440	1,398
Professional services	1,231	1,023	1,036
Technology and information systems	993	969	1,016
Data processing	1,037	847	742
Marketing	253	415	441
Amortization of other intangible assets	38	2	142
Goodwill impairment	—	—	1,572
Net loss on held for sale intangibles	—	553	—
Other	887	916	613
Total non-interest expense	12,644	14,647	14,659
Income before income taxes	11,455	1,684	1,965
Income tax expense	2,759	350	561
Net income available to common shareholders	$8,696	$1,334	$1,404
Earnings per common share:
Basic	$1.10	$0.17	$0.18
Diluted	$1.10	$0.17	$0.18

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of
	June 30,	March 31,	June 30,
	2020	2020	2019

(Dollars in thousands)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$4,404	$4,076	$1,974
Interest-bearing deposits in other financial institutions	187,272	114,438	90,795
Total cash and cash equivalents	191,676	118,514	92,769

Available-for-sale securities, at fair value	47,018	52,500	51,698
Correspondent bank stock, at cost	1,295	1,158	1,649
Mortgage loans held for sale	69,604	64,120	36,269
Loans, net of allowance of $10,354, $8,242 and $7,575	1,412,086	1,035,709	931,820
Premises and equipment, net	5,201	5,148	5,683
Accrued interest receivable	5,108	3,107	3,184
Accounts receivable	4,616	4,669	4,718
Other receivables	1,543	1,058	872
Other real estate owned, net	658	658	658
Goodwill	24,191	19,686	23,239
Other intangible assets, net	76	26	88
Deferred tax assets, net	6,035	5,036	4,607
Company-owned life insurance	15,268	15,177	14,898
Other assets	23,141	24,297	18,313
Assets held for sale	3,010	3,000	—
Total assets	$1,810,526	$1,353,863	$1,190,465

LIABILITIES
Deposits:
Noninterest-bearing	$398,063	$270,604	$229,266
Interest-bearing	1,008,869	907,846	775,911
Total deposits	1,406,932	1,178,450	1,005,177
Borrowings:
Federal Home Loan Bank Topeka and Federal Reserve borrowings	222,313	10,000	36,060
Subordinated notes	14,444	14,459	6,560
Accrued interest payable	205	417	274
Other liabilities	27,080	21,708	20,237
Liabilities held for sale	135	126	—
Total liabilities	1,671,109	1,225,160	1,068,308

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	139,417	128,703	122,157
Total liabilities and shareholders’ equity	$1,810,526	$1,353,863	$1,190,465

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of
	June 30,	March 31,	June 30,
(Dollars in thousands)	2020	2020	2019
Loan Portfolio
Cash, Securities and Other	$371,111	$147,157	$149,503
Construction and Development	74,793	25,461	40,826
1-4 Family Residential	418,409	412,306	373,836
Non-Owner Occupied CRE	229,150	192,350	152,664
Owner Occupied CRE	117,426	121,138	112,660
Commercial and Industrial	213,271	144,066	108,516
Total loans held for investment	1,424,160	1,042,478	938,005
Deferred costs (fees) and unamortized premium\(unaccreted discount), net	(1,720)	1,473	1,390
Gross loans	$1,422,440	$1,043,951	$939,395
Total mortgage loans held for sale	$69,604	$64,120	$36,269

Deposit Portfolio
Money market deposit accounts	$759,997	$671,641	$508,263
Time deposits	152,897	150,190	176,128
Negotiable order of withdrawal accounts	88,560	82,092	88,687
Savings accounts	7,415	3,923	2,833
Total interest-bearing deposits	1,008,869	907,846	775,911
Noninterest-bearing accounts	398,063	270,604	229,266
Total deposits	$1,406,932	$1,178,450	$1,005,177

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2020	2020	2019
Average Balance Sheets
Average Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$76,463	$68,035	$40,755
Available-for-sale securities	48,614	55,208	52,852
Loans	1,268,797	1,016,148	935,025
Interest-earning assets	1,393,874	1,139,391	1,028,632
Mortgage loans held for sale	68,212	37,798	31,454
Total interest earning-assets, plus mortgage loans held for sale	1,462,086	1,177,189	1,060,086
Allowance for loan losses	(8,694)	(8,010)	(7,648)
Noninterest-earning assets	89,817	84,054	79,735
Total assets	$1,543,209	$1,253,233	$1,132,173

Average Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$929,805	$830,736	$742,002
Federal Home Loan Bank Topeka and Federal Reserve borrowings	64,067	10,495	17,922
Subordinated notes	14,445	7,854	6,560
Total interest-bearing liabilities	1,008,317	849,085	766,484
Noninterest-bearing liabilities:
Noninterest-bearing deposits	379,374	253,813	225,153
Other liabilities	18,815	19,874	18,830
Total noninterest-bearing liabilities	398,189	273,687	243,983
Shareholders’ equity	136,703	130,461	121,706
Total liabilities and shareholders’ equity	$1,543,209	$1,253,233	$1,132,173

Yields (annualized)
Interest-bearing deposits in other financial institutions	0.23%	1.26%	2.38%
Available-for-sale securities	1.84	2.14	2.51
Loans	3.85	4.33	4.53
Interest-earning assets	3.58	4.04	4.35
Mortgage loans held for sale	3.23	3.45	3.73
Total interest-earning assets, plus mortgage loans held for sale	3.56	4.02	4.33
Interest-bearing deposits	0.57	1.15	1.61
Federal Home Loan Bank Topeka and Federal Reserve borrowings	0.81	1.95	2.23
Subordinated notes	6.26	6.97	7.26
Total interest-bearing liabilities	0.66	1.22	1.68
Net interest margin	3.10	3.14	3.10
Interest rate spread	2.92%	2.83%	2.67%

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share data)	2020	2020	2019
Asset Quality
Non-performing loans	$11,454	$10,451	$12,803
Non-performing assets	12,112	11,109	13,461
Net charge-offs (recoveries)	$12	$—	$(8)
Non-performing loans to total loans	0.81%	1.00%	1.36%
Non-performing assets to total assets	0.67	0.82	1.13
Allowance for loan losses to non-performing loans	90.40	78.86	59.17
Allowance for loan losses to total loans	0.73	0.79	0.81
Allowance for loan losses to bank originated loans excluding PPP(1)	0.93	0.79	0.81
Net charge-offs to average loans	—%	—%	—%

Assets under management	$5,752,353	$5,636,500	$5,968,318

Market Data
Book value per share at period end	$17.56	$16.26	$15.30
Tangible book value per common share(1)	$14.13	$13.39	$12.38
Weighted average outstanding shares, basic	7,890,337	7,863,564	7,881,999
Weighted average outstanding shares, diluted	7,928,518	7,930,611	7,897,092
Shares outstanding at period end	7,939,024	7,917,489	7,983,866

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.67%	10.96%	11.41%
Common Equity Tier 1 (CET1) to risk-weighted assets	9.67	10.96	11.41
Total capital to risk-weighted assets	11.84	13.31	13.04
Tier 1 capital to average assets	8.30	8.81	9.01

Bank Capital
Tier 1 capital to risk-weighted assets	10.12	10.35	10.65
Common Equity Tier 1 (CET1) to risk-weighted assets	10.12	10.35	10.65
Total capital to risk-weighted assets	11.05	11.23	11.53
Tier 1 capital to average assets	8.63%	8.33%	8.42%

(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of and for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share data)	2020	2020	2019
Tangible common
Total shareholders' equity	$139,417	$128,703	$122,157
Less:
Goodwill	24,191	19,686	23,239
Intangibles held for sale(1)	3,000	3,000	—
Other intangibles, net	76	26	88
Tangible common equity	$112,150	$105,991	$98,830

Common shares outstanding, end of period	7,939,024	7,917,489	7,983,866
Tangible common book value per share	$14.13	$13.39	$12.38

Net income available to common shareholders	$8,696	$1,334	$1,404
Return on tangible common equity (annualized)	31.02%	5.03%	5.68%

Efficiency
Non-interest expense	$12,644	$14,647	$14,659
Less: amortization	38	2	142
Less: loss on intangibles held for sale	—	553	—
Less: goodwill impairment	—	—	1,572
Adjusted non-interest expense	$12,606	$14,092	$12,945

Net interest income	$10,796	$8,931	$7,960
Non-interest income	15,427	7,767	8,586
Total income	$26,223	$16,698	$16,546
Efficiency ratio	48.07%	84.39%	78.24%

Gross revenue
Total income before non-interest expense	$24,099	$16,331	$16,624
Plus: provision for (recovery of) loan losses	2,124	367	(78)
Gross revenue	$26,223	$16,698	$16,546

Allowance to Bank originated loans excluding PPP
Total loans held for investment	$1,424,160	$1,042,478	$938,005
Less: Loans acquired	123,786	—	—
Less: Paycheck Protection Program ("PPP") loans	191,676	—	—
Bank originated loans excluding PPP	1,108,698	1,042,478	938,005

Allowance for loan losses	10,354	8,242	7,575
Allowance for loan losses to bank originated loans excluding PPP	0.93%	0.79%	0.81%

(1) Represents the intangible portion of assets held for sale

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share data)	2020	2020	2019
Adjusted Net Income Available to Common Shareholders
Net income available to common shareholders	$8,696	$1,334	$1,404
Plus: acquisition related expenses related to the branch acquisition	323	—	—
Plus: loss on intangibles held for sale	—	553	—
Plus: goodwill impairment	—	—	1,572
Less: income tax impact	78	115	390
Adjusted net income available to shareholders	$8,941	$1,772	$2,586

Adjusted Earnings Per Share
Earnings per share	$1.10	$0.17	$0.18
Plus: acquisition related expenses related to the branch acquisition	0.03	—	—
Plus: loss on intangibles held for sale	—	0.06	—
Plus: goodwill impairment	—	—	0.15
Adjusted earnings per share	$1.13	$0.23	$0.33

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$1.10	$0.17	$0.18
Plus: acquisition related expenses related to the branch acquisition	0.03	—	—
Plus: loss on intangibles held for sale	—	0.05	—
Plus: goodwill impairment	—	—	0.15
Adjusted diluted earnings per share	$1.13	$0.22	$0.33

Adjusted Return on Average Assets (annualized)
Return on average assets	2.25%	0.43%	0.50%
Plus: acquisition related expenses related to the branch acquisition	0.07	—	—
Plus: loss on intangibles held for sale	—	0.14	—
Plus: goodwill impairment	—	—	0.41
Adjusted return on average assets	2.32%	0.57%	0.91%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	25.44%	4.09%	4.61%
Plus: acquisition related expenses related to the branch acquisition	0.72	—	—
Plus: loss on intangibles held for sale	—	1.34	—
Plus: goodwill impairment	—	—	3.89
Adjusted return on average shareholders' equity	26.16%	5.43%	8.50%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	31.02%	5.03%	5.68%
Plus: acquisition related expenses related to the branch acquisition	0.87	—	—
Plus: loss on intangibles held for sale	—	1.66	—
Plus: goodwill impairment	—	—	4.83
Adjusted return on tangible common equity	31.89%	6.69%	10.51%